[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST
PURCHASE AGREEMENT
between
CADDO CREEK RESOURCES COMPANY, L.L.C.,
as Buyer,
and
ADA CARBON SOLUTIONS (OPERATIONS), LLC,
as Seller

Dated as of September 2, 2022

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

- i -

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(Continued)

- ii -

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(Continued)

- iii -

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INDEX OF EXHIBITS

Exhibit
A B	Form of Assignment and Assumption Agreement Purchase Price Reduction Schedule
- iv -

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 2, 2022, is between Caddo Creek Resources Company, L.L.C., a Nevada limited liability company (“Buyer”), and ADA Carbon Solutions (Operations), LLC, a Delaware limited liability company (the “Seller”).
RECITALS
WHEREAS, the Seller owns all of the membership interest units (the “Membership Units”) of Marshall Mine LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Buyer has operated the Company’s mining operations and related assets on behalf of the Seller during the Seller’s ownership period of the Membership Units; and
WHEREAS, the Seller desires to sell to Buyer and Buyer desires to purchase from the Seller all of the Membership Units, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears, unless the context shall otherwise clearly require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise clearly require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Article I and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.”
1.2Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:
“Action” means any action, claim, demand, litigation, cause of action, suit, proceeding, citation, summons, subpoena, hearing, complaint, assessment, inquiry or investigation of any

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
nature, civil, criminal, regulatory or otherwise, at law or in equity, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided, however, that with respect to the Seller, the Tinuum group of companies shall not be deemed to be an Affiliate of the Seller for purposes of this Agreement.
“Agreement” means this Membership Interest Purchase Agreement (including the Exhibits and Schedules hereto), as amended, modified or supplemented from time to time.
“Allocation” has the meaning set forth in Section 2.3(a).
“Ancillary Agreements” means the Assignment and Assumption Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the Parties in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Appraisal” means that certain Real Property Appraisal of the Marshall Mine Property land located at 4102 FM 1186 in Marshall, Texas [*].
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(f).
“Authorized Representative” has the meaning set forth in Section 11.1.
“Balance Sheet” has the meaning set forth in Section 4.5(a).
“Balance Sheet Date” has the meaning set forth in Section 4.5(a).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnitee” has the meaning set forth in Section 9.1(a).
“Buyer Released Parties” has the meaning set forth in Section 6.8(a).
“Buyer Returns” has the meaning set forth in Section 6.7(b).
“Cap Amount” means $[*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
“Certified Indebtedness” has the meaning set forth in Section 3.2(e).
“Claims Notice” has the meaning set forth in Section 9.2(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Permits” has the meaning set forth in Section 4.8(b).
“Consent” means a consent, approval, authorization, waiver, notification, permit, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.
“Contract” means any note, deed, lease (whether real or personal property), instrument, loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, license, franchise, permit, power of attorney, purchase order, guarantee, order, proposal, insurance policy, indemnity agreement with sureties or any other third parties, acquisition or divestiture agreement, employment, consulting, severance, agency, bonus, compensation or similar agreement, non-competition agreement, finder’s contract, secrecy, confidentiality, non-disclosure or similar agreement, and any other agreement, contract, instrument, obligation, offer, commitment, arrangement or understanding, whether written or oral.
“Covered Loss” means any and all Liabilities that are due and payable, including any Liabilities arising under, out of or in connection with any Action or Order, or any Law or Contract; provided, however, that Covered Loss excludes any Liability having an aggregate value arising from the same or similar matters of less than the Minimum Claim Amount, any Liability that has been expressly accrued for or reserved against in the Balance Sheet (to the extent of the accrual or reserve contained therein); provided further, however, that the Minimum Claim Amount shall not apply to the Specified Liabilities, except for the Tract 2 Liabilities.
“Deductible” has the meaning set forth in Section 9.3(b).
“Electric Service Agreement” shall mean that certain Electric Service Agreement, dated as of October 31, 2014, between Company and Panola-Harrison, as may be amended.
“Environment” or “Environmental” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

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“Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Losses.
“Environmental Condition” means any Release of any Hazardous Materials or any violation of Environmental Law in connection with (i) the Real Property and any Hazardous Materials migrating thereto or therefrom; (ii) any real property formerly owned, leased or operated by the Company, its Affiliates or any of their respective predecessors; or (iii) any other real property at which any Hazardous Materials generated by the operations of the Company, its Affiliates or any of their respective predecessors prior to the Closing have been treated, stored, recycled, disposed of or have otherwise come to be located; provided, however, that the term Environmental Condition shall not include any Release of any Hazardous Materials caused by Buyer’s operations on behalf of the Company and the Seller prior to the Closing Date.
“Environmental Law” means all present and future Law relating to remediation, restoration or protection of the Environment or human health (as relating to actual or potential exposure to Hazardous Materials), including such Laws relating to storage, treatment, management, generation, transportation, use or disposal of Hazardous Materials.
“Environmental Losses” means Covered Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Laws.
“Environmental or Mining Permit” means any permit, license, approval, consent or other authorization by or from a Governmental Authority required for coal mining or Reclamation or otherwise required under Environmental Law or Mining Law.
“Fundamental Representations” means those representations and warranties contained in Sections 4.1 (Organization, Power and Authority), 4.2 (Validity of Agreements), 4.3 (No Conflicts), 4.11 (Taxes), 4.15(a) (first two sentences only) (Company Assets), and 4.18 (No Brokers).
“GAAP” means United States generally accepted accounting principles.
“General Enforceability Exceptions” has the meaning set forth in Section 4.2.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any government authority, agency, department, board, commission or instrumentality of any such nation, government, state or political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state, local or foreign court of competent jurisdiction.
“Hazardous Materials” means any substance or preparation defined as a “hazardous substance,” “toxic substance,” “hazardous waste” or any other term of similar import under any Environmental Law or any other materials that are regulated or give rise to Liability under Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radiation and radioactive materials, per-and polyfluoroalkyl substances and polychlorinated biphenyls.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person (A) for the principal of, interest on, and premium and breakage costs in respect of, money borrowed (whether or not borrowed from an Affiliate of such Person), (B) evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable or (C) in respect of all “cut” but uncashed checks issued by such Person; (ii) all obligations of such Person issued or assumed as the deferred purchase price for property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) for which such Person is an obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnity Fund” has the meaning set forth in Section 9.1(d).
“Intellectual Property Rights” has the meaning set forth in Section 4.9.
“Indemnified Party” has the meaning set forth in Section 9.2(a).
“Indemnifying Party” has the meaning set forth in Section 9.2(a).
“Inventory” means all raw materials, work-in-process, finished goods, supplies, molds, dies, parts, spare parts, replacement and component parts, labels and packaging and other inventories of the Company (including in transit, on consignment or in the possession of any third party).
“IRS” means the Internal Revenue Service or any successor agency, together with any division, office or representative thereof.
“Law” means any applicable law (including principles of the common law), act, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Lease” has the meaning set forth in Section 4.14.
“Leased Real Property” has the meaning set forth in Section 4.14.
“Liability” or “Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.
“Liability Claim” has the meaning set forth in Section 9.2(a).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
“Lien” means any lien, charge, mortgage, pledge, deed of trust, security interest, burden, title defect, title retention agreement, right of others, occupancy agreement, easement, lease, sublease, covenant, right of way, option, claim, encroachment, restriction or encumbrance of any kind.
“Litigation Conditions” has the meaning set forth in Section 9.2(b).
“Material Adverse Effect” means a material adverse effect on the Company or on the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any conditions in the mining industry in which the Company operates (but only to the extent such conditions do not disproportionately affect the Company); (b) any conditions in the general economy in the geographic area in which the Company operates or developments or changes therein (but only to the extent such conditions do not disproportionately affect the Company); or (c) the sale of Seller or the owner of Seller.
“Membership Units” has the meaning set forth in the recitals of this Agreement.
“Minimum Claim Amount” has the meaning set forth in Section 9.3(b).
“Mining Law” means all Laws relating to the exploration, extraction, processing, storage and transportation of coal and non-coal minerals (collectively referred to as “Mining”).
“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means, as to any Person, its articles or certificate of incorporation or certificate of formation and its bylaws or regulations or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
“Owned Real Property” means the real properties and associated mining rights owned in fee by the Company and listed in Schedule 4.14.
“Panola-Harrison” means Panola-Harrison Electric Cooperative, Inc., a Texas electric cooperative corporation.
“Permit” means any license, permit, registration, permanent certificate of occupancy, concession, grant, franchise, filing, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes not yet due or, if due, being diligently contested in good faith by appropriate legal proceedings and for which appropriate reserves

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calculated in accordance with GAAP are reflected on the Balance Sheet; (b) mechanic’s, materialman’s, and repairer’s Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or, if due, are being contested in good faith by appropriate legal proceedings; (c) in the case of the Leased Real Property or subleased properties and assets, Liens on the lessors’ or prior lessors’ interests; and (d) in the case of Owned Real Property, (i) easements, servitudes, covenants, conditions, restrictions and other similar matters, whether of record or not, affecting title to the Real Property and other encroachments and minor title and survey defects, in each case, that would be disclosed on an accurate survey of such Real Property, in each case, to the extent that the same does not materially detract from the value of the Real Property or materially interfere with any present or intended use of the Real Property, (ii) any unpaid mineral royalties held by or reserved against by the Company or Buyer, subject to determination of the owner of such royalty interests, and (iii) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority.
“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, unincorporated society, association, trust, joint venture, Governmental Authority or other legal entity.
“Post-Closing Straddle Period” has the meaning set forth in Section 6.7(a).
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.7(a).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Privilege Period” has the meaning set forth in Section 6.7(a).
“Property Costs” means all costs attributable to the ownership and operation of the Company including, without limitation, costs of insurance and ad valorem, property, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Company, excluding in the case of Buyer responsibilities for any Environmental Losses that relate to Environmental Conditions in existence prior to the Closing Date, except for any Environmental Losses that relate to Environmental Conditions caused by the Buyer prior to the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Reclamation” means reclamation, revegetation, recontouring, abatement, control or prevention of adverse effects of Mining activities.
“Reclamation Agreement” means that certain Second Amended and Restated Lignite Mining Agreement, dated as of September 30, 2020 (as amended by that certain Letter Agreement, dated as December 22, 2020 and that certain Letter Agreement, dated as of February 28, 2022), by and between the Buyer, the Company, The North American Coal Corporation, a Delaware corporation, and the Seller.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
“Reclamation Performance Bond” means all reclamation performance bonds as to which the Company is a principal, each of which is listed on Schedule 1.2.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials), and any condition that results in the exposure of a Person to a Hazardous Material.
“Seller” has the meaning set forth in the recitals.
“Seller Indemnitee” has the meaning set forth in Section 9.1(b).
“Seller Related Person Claims” has the meaning set forth in Section 6.8(a).
“Seller Related Persons” has the meaning set forth in Section 6.8(a).
“Seller Returns” has the meaning set forth in Section 6.9(b).
“Seller’s Knowledge” means the actual knowledge after reasonable inquiry of [*].
“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company, or any of its equity holders or which the Company has agreed to pay relating to the process of selling the Company, whether incurred in connection with this Agreement, any Ancillary Agreement or otherwise, including all legal fees, accounting, Tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, Social Security, unemployment or similar Taxes), and (c) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, Social Security, unemployment or similar Taxes).
“Specified Liabilities” means (i) any Indebtedness of the Company as of the Closing Date, (ii) any Liabilities for Taxes of the Company, or of any other Person arising with respect to the conduct of the business of the Company or the ownership of equity interests in the Company on or prior to the Closing Date, or arising in connection with the consummation of the transactions contemplated by this Agreement, (iii) any Liabilities arising out of or otherwise in respect of an inaccuracy of any Fundamental Representation, (iv) any Liabilities arising out of or otherwise in respect of any failure by the Seller to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof, (v) all liabilities and obligations arising under or related to any dispute based on circumstances or events occurring before the Closing Date between Panola-Harrison and the Company or the Seller, including without limitation under the Electric Service Agreement, (vi) any Selling Expenses that remain unpaid as of the Closing, and (vii) Tract 2 Liabilities.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
“Straddle Period” means all Tax periods that begin on or before, and end after, the Closing Date.
“Subsidiary” of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, margin, state income and franchise (SIFT), profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.
“Taxing Authority” means any Governmental Authority responsible for the collection, administration or the imposition of any Tax.
“Tax Matter” has the meaning set forth in Section 6.7(f).
“Tax Return” means all Tax returns, statements, reports, elections, schedules, claims for refund and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof. Where the Company has been disregarded from its owner for federal and applicable state and local income Tax purposes, Tax Returns shall include those where the activity of the Company is reported.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Tract 2” means [*].
“Tract 2 Liabilities” means [*].
“Transfer Taxes” has the meaning set forth in Section 6.7(d).
ARTICLE II
SALE AND PURCHASE OF MEMBERSHIP UNITS
2.1Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Seller, and the Seller shall sell,

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transfer, assign, convey and deliver to Buyer, all of the Membership Units, free and clear of any Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Membership Units.
2.2Purchase Price. Subject to adjustment as provided in Section 2.3, in consideration for the transfer of the Membership Units and Buyer’s assumption of certain Company liabilities, (i) Seller shall pay or cause to be paid, at the Closing, for the benefit of the Buyer, an amount equal to $2,406,504.76 (the “Purchase Price”), which shall be paid by bank wire transfer of immediately available funds to an account designated in writing by the Buyer to Seller, such designation to be made at least two (2) Business Days prior to the Closing Date.
2.3Allocation of Purchase Price; Purchase Price Adjustment.
(a)The Purchase Price (and all other capitalized costs and any other items treated as additional Purchase Price for U.S. federal income tax purposes) shall be allocated among the assets of the Company, by the Company, based on the respective fair market values of the assets, as determined in the following paragraph, and as adjusted, if necessary, consistent with any Purchase Price adjustment (the “Allocation”). Buyer and the Seller shall each prepare and file, and cause their respective Affiliates to prepare and file, its Tax Returns filed with the IRS or any other Governmental Authority, including Form 8594, on a basis consistent with the Allocation. Neither Buyer nor the Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both the Seller and Buyer agree to use their reasonable best efforts to defend such Allocation in any audit or similar proceeding.
(b)Buyer shall be entitled to all income, proceeds, receipts and credits earned with respect to the assets and operations of the Company at or after the Closing Date and shall be responsible for (and entitled to any refunds and/or returns of deposits with respect to) all Property Costs attributable to periods from and after the Closing Date. The Seller shall be entitled to all income, proceeds, receipts and credits earned with respect to the assets and operations of the Company prior to the Closing Date and shall be responsible for (and entitled to any refunds and/or returns of deposits with respect to) all Property Costs attributable to periods prior to the Closing Date. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Closing Date. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Closing Date and the Seller shall be responsible for the portion allocated to the period before the Closing Date.
(c)The Purchase Price to be paid by Seller at Closing shall be adjusted as follows:
(i)Increased or reduced as agreed upon in writing by the Seller and Buyer;
(ii)Increased or decreased, as the case may be, pursuant to Section 2.3(b);
(iii)Increased by the amount of any amounts that are, or under GAAP should be, accrued as liabilities of the Company as of the Closing, which amounts shall include accounts payable, deferred payment arrangements, services and materials received but

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
not yet invoiced, and all accrued expenses and taxes payable, all as of the Closing Date as more fully described on Schedule 4.16; and
(iv)In the event the Closing Date occurs on or after January 1, 2023 and before the Termination Date, decreased by the amount set forth in Exhibit B.
2.4Refunds and Remittances. If, after the Closing Date, any party to this Agreement receives any payment, refund or return of any deposit relating to any property of any other party, the receiving party will immediately forward such payment to the appropriate party. In the event Buyer receives a financial assurance deposit from Panola-Harrison after the Closing Date, Buyer shall return such deposit to the Seller for delivery to Norit Americas, Inc.
ARTICLE III
CLOSING AND DELIVERIES
3.1Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, the waiver) of the conditions set forth in Article VII, or at such other time and date as shall be agreed between the parties to this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
3.2Deliveries by the Seller. At the Closing, the Seller will deliver or cause to be delivered to Buyer the following items:
Article IIIan assignment and transfer of the Membership Units in a form to be mutually agreed upon by Buyer and the Seller, together with all original certificates representing the Membership Units, if the Membership Units are certificated;
(a)to the extent in existence and in the Seller’s possession, the original record books, share ledgers and limited liability company ownership ledgers of the Company;
(b)a certificate signed by an officer of the Company (i) attaching copies of the Organizational Documents of the Company, each as amended, (ii) attaching a certificate of good standing of the Company issued by the Delaware Secretary of State, issued within 10 Business Days of the Closing Date, and (iii) attaching copies of the resolutions of the member or the board of managers of the Company, if necessary under the Company’s governing documents, approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;
(c)payment of the Purchase Price as provided in Section 2.2;
(d)a certificate of an officer of the Seller, dated as of the Closing Date and in form and substance reasonably acceptable to Buyer, setting forth in sufficient detail the aggregate amount of any and all Indebtedness of the Company outstanding as of the Closing (the “Certified Indebtedness”) and all unpaid Selling Expenses;
(e)an assignment and assumption agreement, in substantially the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”), duly executed by the Seller;

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(f)a certificate signed by an officer of the Seller to the effect that the conditions set forth in Sections 7.2(b) and (c) have been satisfied;
(g)a properly completed (i) non-foreign affidavit of the Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Buyer to prevent Buyer from having to withhold any amount of the Purchase Price under Section 1445 of the Code or (ii) Form W-9 of the Seller;
(h)written resignations of the directors, managers and officers (or equivalent governing authority) of the Company (in their capacities as such) as set forth on Schedule 4.1(c);
(i)an executed and delivered agreement between Company and Argonaut Insurance Company in form satisfactory to Buyer in its reasonable discretion fully and forever releasing Company from all obligations under that certain General Indemnity Agreement among Argonaut Insurance Company; ADA Carbon Solutions, LLC; Seller; Crowfoot Supply Company, LLC; Five Forks Mining, LLC; ACS Land Company, LLC; ADA Carbon Solutions (Red River), LLC; CarbPure Technologies, LLC; ADA Carbon Solutions (Vortex IP), LLC; and ADA Carbon Solutions (Vortex Operations), LLC dated as of July 26, 2016 as amended by the Modification of General Indemnity Agreement dated as of September 30, 2020 (adding Company and ADA-ES, Inc. as indemnitors); and
(j)such other documents and instruments as Buyer shall reasonably request to consummate the transactions contemplated hereby.
3.3Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Seller (or as otherwise directed below) the following items:
(a)a certificate of an officer of Buyer to the effect that the condition set forth in Section 7.3(b) has been satisfied;
(b)a certificate of the Secretary of State of the State of Nevada as to the existence of the Buyer;
(c)copies of the resolutions of the board of managers of Buyer approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer;
(d)a duly executed counterpart by Buyer of the Assignment and Assumption Agreement;
(e)a duly executed counterpart by Buyer of each other Ancillary Agreement to which it is a party;
(f)a properly completed IRS Form W-9 of the Buyer;
(g)evidence of the Railroad Commission of Texas’s approval of the transactions contemplated hereby; and
(h)such other documents and instruments as the Seller shall reasonably request to consummate the transactions contemplated hereby.

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3.4Intercompany Arrangements. The Seller and Buyer acknowledge and agree that, immediately prior to the Closing, except as provided in this Agreement or any Ancillary Agreement, (i) any Contract between the Company, on the one hand, and the Company’s Affiliates, on the other hand, shall be terminated and be of no further force or effect, and (ii) the Company shall be released from any and all of their obligations (financial or otherwise) to the Seller and its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to Buyer as follows:
4.1Organization, Power and Authority; Capitalization.
(a)The Company is duly organized and validly existing under the Laws of the State of Delaware and is duly authorized, qualified or licensed to do business as a foreign corporation in the state of Texas, which is the only jurisdiction in which the Company is required to be so qualified.
(b)The Company has the limited liability power and authority to (i) own, operate and lease its properties and assets as and where currently owned, operated and leased and (ii) carry on its business as currently conducted.
(c)The Membership Interests represent all of the issued and outstanding equity interest of the Company. The Membership Interests have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Laws and any preemptive rights or rights of first refusal of any Person. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional membership interests in the Company. There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.1 sets forth a true and complete statement of the capitalization of the Company, including a list of the number of Membership Units owned by the Seller. The Company does not have any Subsidiaries and the Company holds no investments in equity interests of any other Person. The Seller has good and marketable title to the Membership Units, free and clear of all Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Membership Units. Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Membership Units, free and clear of all Liens or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Membership Units. Schedule 4.1 sets forth a true and complete list of the managers and officers (or equivalent governing authority) of the Company.

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4.2Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which the Seller is to be a party, will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”). The Seller has the requisite legal capacity and full limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action of the Seller and, to the extent required, its parent company and/or Arq Limited.
4.3No Conflicts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller, nor the performance of the Seller’s obligations hereunder or thereunder, will (a) assuming approval of the transactions contemplated hereby by the Railroad Commission of Texas, violate, conflict with or result in a breach of any Laws or the Organizational Documents of the Seller or the Company or the merger agreement between Seller’s ultimate parent company and Arq Limited, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Contract to which the Company is a party or by which any of the assets or property of the Company are bound, (c) result in the creation or imposition of any Lien with respect to any of the assets or properties of the Company, or (d) result in the creation or imposition of any Lien with respect to the Membership Units.
4.4Consent. No Consent other than that of the Railroad Commission of Texas is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
4.5Financial Statements.
(a)Schedule 4.5 sets forth correct and complete copies of the unaudited balance sheet and income statement of the Company (the “Balance Sheet”) as of June 30, 2022 (the “Balance Sheet Date”). The Balance Sheet shall show account receivables with Affiliates separately from account receivables with third parties and shall show accounts payable with Affiliates separately from accounts payable with third parties. The Company shall eliminate all accounts payable to Affiliates prior to the Closing Date.
(b)The Balance Sheet was prepared from the books and records kept by the Company or the Seller, is accurate and was prepared in accordance with GAAP.

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4.6No Material Adverse Changes. Except as set forth on Schedule 4.6, since December 31, 2021 the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, since December 31, 2021, and except as set forth on Schedule 4.6, the Company and its Affiliates (to the extent relating to the Company) have not:
(a)sold, assigned, transferred (including transfers to any employees, equity holders, or Affiliates), leased or otherwise disposed of or encumbered any material amount of assets or properties except for sales of Inventory in the Ordinary Course of Business;
(b)received any notice of termination of any material Contract or suffered any theft or material loss (whether or not covered by insurance) with respect to any material assets or properties;
(c)cancelled or compromised any debt or claim of value in excess of $100,000 in the aggregate, or waived or released any right or claim of value in excess of $100,000 in the aggregate;
(d)mortgaged, pledged, factored, or subjected to any Lien, any assets or properties;
(e)made any individual expenditure (including capital expenditures) in excess of $100,000;
(f)suffered any material adverse change in its relations with its employees, sales agents, independent contractors, customers or suppliers;
(g)transferred, granted, waived or abandoned any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property Rights, or modified any existing rights with respect thereto outside of the Ordinary Course of Business;
(h)instituted, settled or agreed to settle any Action;
(i)incurred any Liability except current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business, none of which Liabilities, individually or in the aggregate, materially adversely affects the Company or the performance or condition (financial or otherwise) of any assets or properties;
(j)entered into any transaction or Contract other than in the Ordinary Course of Business, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby;
(k)(A) entered into or amended any employment, retention, severance, change in control or similar agreement or arrangement; (B) granted any increase in the compensation of any employee, agent, independent contractor or consultant (other than normal compensation increases made in the Ordinary Course of Business) or instituted or adopted any compensation or benefit program, plan or arrangement for employees of the Company or amended any such program, plan or arrangement to increase benefits thereunder in any material respect or (C) paid or accrued any bonus or deferred compensation for or in respect of, any current or former employee of the Company;

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(l)declared or paid any dividends or other distributions (in each case, other than cash dividends and distributions) with respect to any of its equity interests or redeemed or purchased, directly or indirectly, any of its equity interests or any options (in each case other than redemptions or purchases made in cash);
(m)issued or sold any capital stock or other equity interests (or securities convertible into its equity interests) or split, combined or subdivided its capital stock or other equity interests;
(n)made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Balance Sheet; or
(o)taken any action or omitted to take any action (or committed to take or omit any action) that would result in the occurrence of any of the foregoing.
4.7Contracts. Schedule 4.7 sets forth all Contracts (by reference to the applicable subsection of this Section 4.7) to which the Company is a party, or by which any of the assets of the Company are bound, and that:
(a)govern the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness);
(b)provide for the employment of any employee, officer, manager or director of the Company;
(c)contain covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market;
(d)are with any directors, managers, officers, employees, or equity holders of the Company or its Affiliates;
(e)provide for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) involving total payments in excess of $50,000;
(f)grant to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company;
(g)to Seller’s Knowledge, pertain to the lease of Real Property or any interest therein or equipment or other personal property involving total payments in excess of $50,000;
(h)provide for any offset, countertrade or barter arrangement;
(i)involve any distributor, sales representative, broker or advertising arrangement;
(j)involve a joint venture, affiliation or joint development arrangement;
(k)are with any Governmental Authority;

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(l)involve management services, consulting services, support services or any other similar services;
(m)involve the acquisition of any business enterprise whether via stock or asset purchase or otherwise;
(n)provide for indemnification of any Person;
(o)to Seller’s Knowledge, provide for payments of any kind based on coal production or oil, gas or coalbed methane extraction, gathering or transportation;
(p)to Seller’s Knowledge, contain covenants limiting the use, provide a right-of-way, or encumbering any Real Property; and
(q)are otherwise material Contracts or Contracts not made in the Ordinary Course of Business.
Each Contract listed on Schedule 4.7 (or required to be listed on Schedule 4.7) is in full force and effect (except as otherwise noted on Schedule 4.7), and is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the General Enforceability Exceptions. With respect to each Contract listed on Schedule 4.7 (or required to be listed on Schedule 4.7): (a) the Company is not nor, to the Seller’s Knowledge, any other party thereto is in default under or in violation of any such Contract; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a material default or material violation, and the Company and the Seller have not received any notice claiming that the Company has committed any such default or violation or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same; and (c) the Company has not released any material right thereunder. The Seller has delivered to Buyer true, correct and complete copies of all such Contracts, together with all amendments, modifications or supplements thereto.
4.8Compliance with Laws; Permits.
(a)Except as set forth on Schedule 4.8, the Company has materially complied with all Laws applicable to its respective business, properties, or operations as presently conducted. The Company has not received any notice of or been charged with the violation of any Laws. To the Seller’s Knowledge, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.
(b)Schedule 4.8 contains a list of all Permits that the Company possesses for the operation of the business of the Company as presently conducted and as presently intended to be conducted (“Company Permits”). Each Company Permit is in full force and effect. The Company has all Permits necessary or required for the conduct or operation of its respective business, except those Permits the failure of which to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of which have been duly made or obtained and are in full force and effect. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Seller’s Knowledge, there are no facts or circumstances which could form the

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basis for any such default or violation. There are no Actions pending or, to the Seller’s Knowledge, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any Company Permit. No Company Permit will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
4.9Intellectual Property. Schedule 4.9 sets forth all patents, trade-marks, trade names, service marks, copyrights, know-how and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of the Company (collectively, the “Intellectual Property Rights”). To the extent the Company has such Intellectual Property Rights, the Company owns or has the right to use all such Intellectual Property Rights and, to the Seller’s Knowledge, all such Intellectual Property Rights do not infringe in any material way upon any third parties’ intellectual property and proprietary rights and no event has occurred, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Intellectual Property Rights.
4.10Litigation and Orders. Schedule 4.10 sets forth a list, as of the date of this Agreement, of each Action or Order pending or, to the Seller’s Knowledge, threatened by or against the Company or Seller. Except as set forth on Schedule 4.10, to Seller’s Knowledge, there is no basis upon which any such Action could reasonably be brought or initiated or any Order initiated. Except as set forth on Schedule 4.10, the Company has not, since September 30, 2020 commenced, settled or satisfied any litigation.
4.11Taxes. Except as set forth on Schedule 4.11:
(a)All Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed on or before the Closing Date, have been timely filed in accordance with all applicable Laws.
(b)All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return.
(c)All Taxes owed by the Company (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.
(d)The Company has withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and all Forms W-2, 1099 or other documentation required with respect thereto has been properly completed and timely filed.
(e)No Tax Return of the Company with respect to any Pre-Closing Tax Period has been audited by any Taxing Authority and no change or adjustment has been required by any Taxing Authority.
(f)The Company has no Tax liabilities (whether due or to become due for the Pre-Closing Straddle Period) with respect to the income, property and operations of the Company except as reflected in the Balance Sheet.

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(g)The Company has not granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.
(h)There is no audit, examination, investigation or other proceeding now pending or, to the Seller’s Knowledge, threatened against or with respect to the Company in respect of any Tax.
(i)There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.
(j)The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(k)Schedule 4.11 contains a list of all jurisdictions (whether foreign or domestic) in which the Company files, or is required to file, a Tax Return relating to income, franchise, gross receipts, license, excise, margin, net worth, property, sales, use or any other Tax at any time for any taxable period not closed by the applicable statute of limitations.
(l)The Company and the Seller have not received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that Governmental Authority.
(m)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date.
(n)The Company is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. No power of attorney with respect to any Tax matter is currently in force with respect to the Company that would, in any manner, bind, obligate or restrict Buyer.
(o)The Company has not distributed the stock of another Person, nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(p)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(q)The Company has not participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or any predecessor provision).
(r)The Company has not disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(s)The Company is, and since the date of its formation has been, taxed as an entity disregarded from its owner for federal and applicable state and local income Tax purposes. Neither the Company nor, to the Seller’s Knowledge, any member of the Company has made any election, taken any action or filed or furnished any Tax Return on a basis that is inconsistent with the foregoing.
(t)None of the Company’s assets are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.
(u)The Company has made available to Buyer for inspection (i) complete and correct copies of all Tax Returns filed by the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
4.12Mining and Environmental Matters. Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.12 and Sections 4.6, 4.7, 4.8, 4.11 and 4.14 constitute the sole and exclusive representations and warranties of the Seller on behalf of the Company relating to compliance with or Liability under any Mining Law, Environmental Law, Releases of Hazardous Materials and any other Environmental matters. Except as set forth on Schedule 4.12:
(a)to the Seller’s knowledge and except as may be due solely to the action or omission to act of the Buyer, the Company is and has been in compliance with all Mining and Environmental Laws since September 30, 2020;
(b)to the Seller’s Knowledge, the Company has obtained and is in material compliance with, except as may be due solely to the action or omission to act of the Buyer, all Environmental or Mining Permits required for the conduct of its business and operations, and the ownership, occupation, operation and use of its Real Property and other property, under Mining or Environmental Law, and all such Environmental or Mining Permits are valid and in good standing;
(c)there are no pending nor, to the Seller’s Knowledge, threatened Environmental Claims or other actions to deny, revoke or terminate any Environmental or Mining Permits

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possessed or applied for by the Company, and there has not been any such Environmental Claim since September 30, 2020;
(d)to Seller’s Knowledge, there are no polychlorinated biphenyls, per-and polyfluoroalkyl substances or any asbestos or asbestos containing materials located on or within the Real Property or any real property formerly owned, leased or operated by Company, and the Company nor any of its predecessors sells or has sold any product containing asbestos or that utilizes or incorporates asbestos containing materials in any way;
(e)the Company has not received any pending Environmental Claim or notice of any currently threatened Environmental Claim;
(f)the Company has not agreed to nor is it subject to any outstanding Order under any Environmental or Mining Law;
(g)to Seller’s Knowledge, there has been no Release or threatened Release of any Hazardous Materials at the Real Property or any real property formerly owned, leased or operated by Company in a manner that would reasonably be expected to result in Liability under any Environmental or Mining Law;
(h)no Real Property or any real property formerly owned, leased or operated by Company is listed or, to the Seller’s Knowledge, is proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System or the National Corrective Action Priority System;
(i)the Seller has no information indicating that any Person, including any employee, may have impaired health, as the result of the operations of the Company or any Release from or on any land, building or other improvement owned, leased or used in the operation of the Company;
(j)to Seller’s Knowledge, no underground storage tanks are or have ever been located on the Real Property or any real property formerly owned, leased or operated by Company;
(k)to Seller’s Knowledge (i) the Company has all Permits required under any Mining or Environmental Laws that are necessary for the conduct of the Company’s operations at the Real Property and for any alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) no changes to the terms or conditions of such Permits will be required in connection with the consummation of the transactions contemplated hereby; and
(l)the Seller has caused the Company to provide to Buyer copies of all documents, records and information in the Company’s possession or control concerning Environmental Conditions or potential liability under Environmental or Mining Laws, including any previously conducted Environmental assessments, compliance audits, asbestos surveys and documents regarding any Releases at, upon or from the Real Property or any real property formerly owned, leased or operated by Company, and Environmental and Mining agency reports and correspondence.

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4.13Insurance.
(a)Schedule 4.13 sets forth a complete and correct list and description (including applicable premiums and deductibles) of all currently effective policies of, and binders evidencing, life, fire, real and personal property (including building, machinery, equipment, inventory and raw materials), workers’ compensation, general liability (including products, both aircraft and non-aircraft) and other forms of insurance or bonds, including title insurance, carried by the Company on the date of this Agreement. Such policies are in full force and effect, and the Company is not in default under any of them.
(b)Schedule 4.13 describes, with respect to the Company and any assets and properties: (i) any self-insurance arrangement, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance and the Reclamation Agreement, for the transfer or sharing of any risk; and (iii) all obligations to provide insurance coverage to any Person (for example, under any leases or service agreements) and identifies the policy under which such coverage is provided.
(c)Schedule 4.13 sets forth, by year, for the current policy year and subsequent to September 30, 2020: (i) a summary of the loss experience under each policy of insurance, and (ii) a statement describing each claim under a policy of insurance, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; (C) the amount and a brief description of the claim; and (D) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
(d)Except as set forth on Schedule 4.13: (i) all policies of insurance to which the Company is a party (A) are valid, outstanding and enforceable and (B) are sufficient for compliance with all Laws and Contracts; (ii) the Company has not received (x) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (y) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder; (iii) the Company has paid all premiums due under each policy of insurance to which it is a party; and (iv) the Company has given notice to the insurer of all claims that may be insured thereby.
4.14Real Property. Except for the Real Property and as set forth on Schedule 4.14 with respect to released leases, the Company has not owned, leased, subleased, licensed or had any interest in, and does not currently own, lease, sublease, license or have any interest in any real property that is not part of Tract 1, Tract 2 or Tract 3 as identified on page 2 of the cover letter included in the Appraisal. No real property other than the Real Property is used or held for use by the Company in connection with or is otherwise necessary to carry on the business of the Company, including real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way. Schedule 4.14 contains a complete and correct list and description of the Real Property, setting forth the address and owner of each parcel of Real Property and identifying such Real Property as owned or leased. Schedule 4.14 lists and describes all coal leases, coal subleases, and all other leases or subleases of real property (each a “Lease” and the real property subject to such Leases, the “Leased Real Property”) held by the Company. The Company has title to, or a leasehold interest in, the Real Property set forth on Schedule 4.14, in each case, to the Knowledge of the Seller, free and clear of all Liens, other than

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Permitted Liens, except as set forth on Schedule 4.14. The Company has not received any notice and is not aware of any Action, demand or suit by a lessor or sublessor of any Lease claiming a material breach or default or termination of any Lease.
4.15Company Assets.
(a)The only assets of the Company are the Real Property, the Walnut Springs substation, the Contracts, the abandoned home on Tract 2 and the shop/office facility on the mine site. Except as set forth on Schedule 4.15, the Company has good and marketable fee simple title to, or valid and enforceable leasehold interests in, as applicable, all of the Real Property and all of its respective assets and properties subject only to Permitted Liens. Schedule 4.15 sets forth all assets and properties of the Company that are not in good working condition and repair (subject to normal wear consistent with the age of the assets and properties).
(b)The Company is the only entity through which the Company’s business is conducted, and the assets and properties currently owned, leased or licensed by the Company constitute all of the tangible properties necessary to conduct the Company’s business as it is currently conducted.
4.16Undisclosed Liabilities. Except as specifically reflected and fully reserved against in the Balance Sheet or as set forth on Schedule 4.16, there exist no Liabilities of the Company.
4.17No Employees or Benefit Plans. Since September 30, 2020, the Company has had no employees and no employee benefit plans. To Seller’s Knowledge, the Company had no employees and no employee benefit plans prior to September 30, 2020.
4.18No Broker’s, Finder’s or Insider Fees. No Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of the Company or the Seller, any right, interest or valid claim against Buyer for any commission, fee or other compensation as a finder or broker in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, nor are there any fees or any payments or promises of payment, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated hereby or thereby to the Seller, the Company or any officer, manager or employee of the Company or any Affiliate of any of the foregoing.
4.19Company Records. The Company has delivered to Buyer a true, correct and complete copy of the certificate of formation (certified by the Delaware Secretary of State) and operating agreement (each certified by the secretary, assistant secretary or other appropriate officer of the Company) or comparable organizational documents of the Company in each case as amended and in effect on the due date hereof, including all amendments thereto. The minute books of the Company previously made available to Buyer contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the members or managers (including committees thereof) of the Company subsequent to September 30, 2020. The share certificate books and share transfer ledgers (or equivalent membership interest records) of the Company previously made available to Buyer are true, correct and complete.

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4.20Bank Accounts. Schedule 4.20 sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company.
4.21Full Disclosure. No representation or warranty of the Company or Seller contained in this Agreement or in any other agreement, document, instrument or certificate to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement, and no written statement made by or on behalf of the Company or Seller to Buyer or any of its Affiliates pursuant to this Agreement or any other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company or Seller in connection with the transactions contemplated by this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To Seller’s Knowledge, there are no facts that have not been disclosed to Buyer by the Company or Seller in writing that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.22Availability of Funds. Seller has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any expenses incurred by Seller in connection with the transactions contemplated by this Agreement.
4.23Indebtedness. The Company has, and at the Closing will have, no outstanding Indebtedness.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller that:
5.1Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full limited liability company power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of Buyer’s business or the location of its properties makes such qualification necessary except where the failure to be qualified would not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

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5.2Validity of Agreements. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which Buyer is to be a party, will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of Buyer. Other than the consent of the Railroad Commission of Texas, there are no consents or approvals that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
5.3No Conflict. Assuming the consent of the Railroad Commission of Texas to the transactions contemplated hereby, neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the performance of its obligations hereunder or thereunder, will violate, conflict with or result in a breach of any Laws or the Organizational Documents of Buyer.
5.4Litigation. As of the date of this Agreement, there is no Action pending against or, to Buyer’s actual knowledge, threatened against or affecting Buyer that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.
5.5Regulatory. Buyer (and its applicable Affiliates) will upon the Closing and thereafter shall continue to be qualified per applicable Law to directly or indirectly own and assume operatorship of the assets of the Company in all jurisdictions where such assets are located, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause Buyer (and its applicable Affiliates including the Company) to be disqualified as such an owner or operator. To the extent required by any Law, Buyer has maintained, and will hereafter continue to maintain or cause the Company to continue to maintain, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the assets of the Company and will file or will cause the Company to file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.
5.6Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of mining properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Company and its assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) able to bear the economic risks associated with the Company and its assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer except for the representations and warranties of Seller and the Company expressly set forth in Article IV, acknowledges that there are no representations or warranties, express, statutory or implied, as to the Company, the Membership

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Units or prospects of the Company or its assets. Buyer and its representatives have had reasonable and sufficient access to documents, other information and materials as they consider appropriate to make their evaluations. Buyer acknowledges and agrees that, as of the date of this Agreement, Buyer has operated the assets and operations of the Company on behalf of Seller. As of the date of this Agreement, Buyer has no knowledge, after inquiry of [*], of any fact or circumstance that results in the breach of any representation or warranty of Seller or the Company given with respect to Real Property, Contracts and compliance with Applicable Laws hereunder.
5.7No Broker’s or Finder’s Fees. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Seller for any commission, fee or other compensation as a finder or broker in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
5.8Investment Intention. Buyer, when accounting for cash available to it from its parent company, is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Membership Units for its own account, for investment purposes only and not with a view to the distribution of such Membership Units in violation of any securities Laws. Buyer understands that the Membership Units have not been registered under the Securities Act of 1933 or any state securities or blue sky Laws and cannot be sold unless subsequently registered under the Securities Act of 1933 and any applicable state securities or blue Sky Laws or an exemption from such registration is available.
ARTICLE VI
COVENANTS
6.1Interim Operations.
(a)From the date hereof until the Closing, except as set forth in Schedule 6.1 or as expressly permitted or required by this Agreement or as otherwise expressly consented to by Buyer in writing, and to the extent not prohibited by applicable Law, the Seller shall cause the Company to:
i.conduct its business in the Ordinary Course of Business and use reasonable best efforts to (i) maintain and keep its properties in good repair, working order and condition consistent with past practices, (ii) keep in full force and effect insurance presently maintained (or insurance comparable in amounts and scope of coverage), (iii) perform in all material respects all of their obligations under any Contracts, (iv) maintain the books and records in the usual manner, (v) comply in all material respects with all Laws and Permits, and (vi) maintain and preserve its business organization intact;
ii.not change its Organizational Documents or merge or consolidate with or into any other Person;
iii.subject to Section 6.1(a), not enter into any Contract described under Section 4.7;

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iv.not amend, modify, cancel or waive any material terms under any Contract without the prior written consent of Buyer;
v.not perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 4.6 that would have been inconsistent with the representations and warranties set forth therein had the same occurred after June 30, 2022 and prior to the date hereof;
vi.not accelerate the collection of accounts receivable or defer the payment of accounts payable, including those collections or obligations with Affiliates;
vii.other than in connection with the reimbursement of expenses in the Ordinary Course of Business, not incur any Indebtedness, accelerate the repayment of any existing Indebtedness, or make any payment with respect to any Indebtedness other than nondiscretionary payments that become due and payable in the Ordinary Course of Business prior to the Closing Date;
viii.not (i) make any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settle or compromise any Tax liability; (iii) make, change or rescind any Tax election; (iv) surrender any right with respect to Taxes; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (vi) amend any Tax Return; and
ix.not take any action that would disturb or encumber the Real Property or enter into any contract relating to the Real Property or any other interest in other real property.
(b)During the period from the date hereof until the Closing Date, the Company and the Buyer shall continue to perform in accordance with the Reclamation Agreement. By virtue of Buyer executing this Agreement, Buyer shall be deemed to have consented to Buyer’s acquisition of the Membership Units as required under the Reclamation Agreement.
(c)During the period from the date hereof until the Closing Date, the Buyer, with the support of the Seller and the Company as needed, shall use commercially reasonable efforts to seek approval of the transaction contemplated in this Agreement by the Railroad Commission of Texas and the Buyer shall use commercially reasonable efforts to replace all Reclamation Performance Bonds as to which Company is a principal with a reclamation performance bond, letter of credit or other form of security satisfactory to the Railroad Commission of Texas.
6.2Reasonable Access.
(a)From the date hereof until the Closing Date, upon reasonable notice furnished by Buyer to the Seller, which notice (notwithstanding Section 11.1) may be furnished either orally or in writing, the Seller will cause the Company to permit Buyer and Buyer’s attorneys, consultants, accountants and other representatives to have reasonable access during regular business hours, to the Company’s personnel and all of the Company’s premises (whether leased or otherwise occupied), properties, employees, books, records (including Tax records),

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accountants’ working papers (whether of internal or outside accountants), Contracts and documents, and will cause the Company to furnish Buyer with copies of such documents and with such information with respect to the affairs of the Company as Buyer may from time to time reasonably request; provided, however, that Buyer shall not, other than otherwise set forth in this Agreement, have the right to perform any investigative procedures that involve physical disturbance or damage to the Real Property (including any Environmental testing or sampling) or any of the other assets of the Company without the Seller’s written consent (which shall not be unreasonably withheld or delayed). Such access shall not interfere in any material respect with the business of the Company, and Buyer will not improperly disclose such information prior to the Closing. Any such furnishing of such information to Buyer or any investigation by Buyer shall not affect Buyer’s right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.
(b)For a period of seven years following the Closing Date, Buyer will permit the Seller to have access upon reasonable notice during normal business hours to the books and records of the Company (or copies or extracts thereof) with respect to periods or portions of periods ending on or before the Closing Date, as the Seller may reasonably request in order to comply with applicable Tax Laws and to fulfill the Seller’s obligations under this Agreement and the Ancillary Agreements; provided, however, that any such access shall not unreasonably interfere with the conduct of the businesses of the Buyer or any of Buyer’s Affiliates. The Seller shall promptly reimburse Buyer for any and all out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) incurred by Buyer, any Affiliate of Buyer or any of their respective representatives in connection with the foregoing.
6.3Notification of Certain Matters; Knowledge of Breach; Right to Cure.
(a)The Seller shall give notice to Buyer, and Buyer shall give notice to the Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Action against the Seller or the Company related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
(b)Buyer acknowledges and agrees that it (or an Affiliate of Buyer) has operated the assets and operations of the Company on behalf of the Seller and its predecessors prior to the execution of this Agreement and will continue to do so on behalf of the Seller prior to Closing. Buyer has reviewed Seller’s Schedules to this Agreement and has informed the Seller if Buyer was aware that such Schedules were incorrect or incomplete. Further, Buyer has prepared drafts of Schedules 4.7(g), (o) and (p) (Contracts), Schedule 4.8 (Compliance with Laws; Permits), Schedule 4.12 (Mining and Environmental Matters), and Schedule 4.14 (Real Property) on behalf of Seller for Seller’s review, and Seller has reviewed such schedules and confirmed their accuracy to Seller’s Knowledge. Buyer shall notify the Seller promptly in writing and in

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reasonable detail after Buyer or its Affiliates obtain actual knowledge that any representation or warranty of Seller or the Company contained in this Agreement is, becomes or is reasonably expected to be untrue in any material respect on or before the Closing Date. No breach of any representation or warranty in this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party nor any Representative of any Party or its Affiliates shall have any claim or recourse against the other Party or its Representatives with respect to such breach, if such non-breaching Party or any employee of such non-breaching Party had actual knowledge of such breach prior to the execution of this Agreement.
6.4Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Seller and Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and by the Ancillary Agreements and to obtain satisfaction or waiver of the conditions precedent to such transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Authorities and the making of all necessary registrations and filings as promptly as practicable and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary Consents from third parties (all at the Seller’s expense), other than in connection with the preparation and filing of the documents required to be filed with the Railroad Commission of Texas in connection with the transactions contemplated hereby, which shall be done by Buyer at Buyer’s expense (excluding legal fees of the Company), (iii) the defending of any Actions challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.
(b)To the extent not prohibited by Law, the Seller and Buyer shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of such meeting.
6.5Further Assurances. Following the Closing Date, the Seller and Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer or the Seller, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

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6.6No Shop. The Seller shall not, and shall not authorize or permit any officer, manager or employee of the Company, or any investment banker, attorney, accountant or other agent or representative retained by the Seller, the Company or any of their respective Affiliates to, directly or indirectly, (i) solicit, initiate or encourage any “other bid,” (ii) consider, accept or enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. The Seller shall promptly advise Buyer orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the Person making any such other bid or inquiry and the material terms thereof. As used in this Section 6.6, “other bid” shall mean any proposal relating to the acquisition of any or all of the equity interests of the Company, or for a merger, sale of securities, sale, lease or license of substantial assets or similar transaction involving the Company, other than (A) the transactions contemplated by this Agreement and the Ancillary Agreements or (B) the sale, change of control, or sale of substantially all of the assets of any parent entity of the Seller, which transaction specifically excludes from its scope the Company and its assets as of August 18, 2022.
6.7Taxes.
(a)For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 6.7(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (x) paid for the privilege of doing business during a period (a “Privilege Period”) and (y) computed based on business activity occurring during an accounting period ending prior to the privilege period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the privilege period. Proration of property taxes will be made on the basis of the most recent officially certified tax valuation and tax assessment rate for the corresponding assets. If the valuation or rate pertain to a tax period other than that in which the Closing occurs, such proration will be recalculated at such time as actual tax bills for such period are available, and the parties will cooperate with each other in all respects in connection

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with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty (60) days after notice of the issuance of such actual tax bills. For purposes of this Section 6.7(a), exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed as of the close of business on the day immediately prior to the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date; provided, that to the extent such exemptions, allowances or deductions relate to a Privilege Period, such proration shall be based on the Privilege Period and not the annual period.
(b)Buyer will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns of the Company for any Straddle Period (other than any Tax Returns for which the Seller has filing responsibility under Section 6.7(c)) (the “Buyer Returns”). Buyer will make available to the Seller any Buyer Returns with respect to any Straddle Period for review and comment at least twenty (20) days prior to the respective due dates of such Buyer Returns, and the Seller will provide Buyer with the Seller’s comments no later than ten (10) days before the respective due dates of such Buyer Returns; provided, however, that in the event such Buyer Returns are due within thirty (30) days of the Closing Date, Buyer will provide such Buyer Returns to the Seller at least fifteen (15) days prior to the respective due date, and the Seller will provide Buyer with the Seller’s comments no later than seven (7) days before the respective due date of such Buyer Returns. The Seller shall incorporate in all applicable Buyer Returns all reasonable comments made by the Seller. Not later than five (5) Business Days prior to the actual date of filing of any Buyer Return that is required to be filed with respect to a Straddle Period, the Seller will pay (or cause to be paid) to Buyer cash in an amount equal to the Taxes allocable to the Pre-Closing Straddle Period (as determined pursuant to Section 6.7(a)) shown on such Buyer Return; provided, that such amount shall be reduced by (i) any deductions with respect to such Pre-Closing Straddle Period that are available for the benefit of Buyer and (ii) any cash accrued and retained by the Company intended to be used to pay Taxes for the Pre-Closing Straddle Period.
(c)The Seller will timely prepare and file (or cause to be timely prepared and filed) with the appropriate Taxing Authorities all Tax Returns with respect to the Company for all Pre-Closing Tax Periods (the “Seller Returns”), and will pay (or cause to be paid) all Taxes with respect to the Seller Returns (whether imposed on the Company or the (direct or indirect) equityholders of the Company or its Affiliates). The Seller will make available to Buyer any Seller Returns for review and comment at least twenty (20) days prior to the respective due dates of such Seller Returns, and Buyer will provide the Seller with Buyer’s comments no later than ten (10) days before the respective due dates of such Seller Returns.
(d)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or the Company in connection with this Agreement (“Transfer Taxes”) will be borne and paid by Buyer when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each party shall use reasonable best efforts to obtain any available exemptions from such Transfer Taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemptions.
(e)In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company,

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Buyer and the Company, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
(f)This Section 6.7(f) and not Section 9.2 shall control any inquiry, assessment, proceeding or other similar event relating to Taxes of the Company. The Seller shall have the right to represent the interests of the Company before the relevant Taxing Authority with respect to any inquiry, assessment, proceeding or other similar event with respect to the Company (a “Tax Matter”) relating solely to any Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Seller, and (ii) the Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer shall have the right to represent the interests of the Company before the relevant Taxing Authority with respect to any Tax Matter that does not relate solely to any Pre-Closing Tax Period and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, (i) the Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter that affects the liability of the Seller pursuant to Section 9.1 without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
(g)All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.
(h)Buyer shall not, and shall not allow the Company to, amend any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period or otherwise initiate, respond to, or agree to any other Tax Matter of Seller without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed. Buyer shall not, and shall not allow the Company to, make any Tax related election, including any entity classification election for a Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.
6.8Release by the Seller.
(a)Effective as of the Closing, the Seller, on behalf of itself and its Affiliates, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Company,

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Buyer, and Buyer’s respective Affiliates, agents, representatives, directors, officers and employees (together, the “Buyer Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Buyer Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Buyer Released Party, including in any Seller Related Person’s capacity as a direct or indirect equity holder of the Company prior to the Closing and pursuant to any Contract between any Seller Related Person and a Buyer Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include any claims pursuant to this Agreement, the Reclamation Agreement or other written agreements between Buyer and Seller or Company entered into prior to the date hereof, any Ancillary Agreement or arising out of any agreement or operations related to the Five Forks Mine. Subject to Section 9.1(b)(iii), upon the Closing Date, the Reclamation Agreement shall terminate and be of no further force or effect and the Buyer and Seller shall not have any further liabilities or obligations thereunder, other than the Seller’s obligation to pay for amounts incurred but not then invoiced by the Buyer thereunder and each Party’s right to bring claims thereunder. As of the date hereof, neither the Seller nor the Buyer is aware of the basis for any claim it may have against the other under the Reclamation Agreement.
(b)Seller has not filed, and will not file or permit to be filed, any Action against any Buyer Released Party with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. Seller has not assigned, and will not assign, any Seller Related Person Claim and has not authorized, and will not authorize, any other Person to assert any Seller Related Person Claim on its or their behalf.
(c)Seller expressly acknowledges that the release provided under this Section 6.8 is intended to include in its effect all claims within the scope of this release that the Seller does not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.
(d)Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, Liabilities, Actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Seller, for itself and the other Seller Related Persons, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Seller otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which the release provided under this Section 6.8 is given may turn out to be other than or different from the facts in that respect now known or believed by the Seller to be true; and with such understanding and agreement, the Seller expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

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(e)The release provided under this Section 6.8 shall extend to and be binding upon the Seller, and each such Person’s legal successors and assigns, and all other Seller Related Persons, and shall inure to the benefit of all of the Buyer Released Parties.
6.9Certain Other Post-Closing Covenants. The Seller shall promptly forward to Buyer any mail (including electronic mail) that the Seller receives after the Closing Date that relates to the Company or is otherwise intended for the owner of the Company.
6.10Use of Names. The Seller hereby agrees that upon the Closing, Buyer and the Company shall have the sole right to the use the name of the Company or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company and the Subsidiaries, including any name or mark confusingly similar thereto and any trademarks and service marks listed on Schedule 4.9 (collectively, the “Company Marks”). The Seller shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. In furtherance thereof, as promptly as practicable but in no event later than 90 days following the Closing Date, the Seller shall remove, strike over or otherwise obliterate all Company Marks from all materials held by, or under the control of, the Seller and their post-closing Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Further, to the extent applicable, at, or as soon as legally practicable after, the Closing (but in any event within ten days after the Closing Date), the Seller shall, and shall cause its respective Affiliates to, remove any Company Mark from its legal name by appropriate legal proceedings in the jurisdiction of its organization and in each jurisdiction where such entity has registered to do business.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF BUYER AND THE SELLER
7.1Conditions to Obligations of Each Party. The respective obligations of the Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
(a)there being no Law or Order enacted, entered, enforced or issued preventing the consummation of the transactions contemplated hereby;
(b)each of the then-existing Reclamation Performance Bonds as to which Company is a principal shall have been replaced with a reclamation performance bond, letter of credit or other form of security satisfactory to the Railroad Commission of Texas to which Buyer or an Affiliate of Buyer is the principal; and
(c)the consent of the Railroad Commission of Texas to the transactions contemplated hereby.
7.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by Buyer:

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(a)the Seller shall have delivered, or caused to be delivered, all of the items required by Section 3.2;
(b)all representations and warranties of the Seller set forth in this Agreement or in any document delivered pursuant hereto (i) shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) when made and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date. The Seller shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by the Seller at or prior to the Closing Date; and
(c)there shall not have occurred any Material Adverse Effect.
7.3Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by the Seller:
(a)Buyer shall have delivered all of the items required by Section 3.3; and
(b)all representations and warranties of Buyer set forth in this Agreement or in any document delivered pursuant hereto (i) shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) when made and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date. Buyer shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by it at or prior to the Closing Date.
7.4Frustration of Closing Conditions. Neither Buyer nor the Seller may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as required by the provisions of this Agreement.

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ARTICLE VIII
DISCLAIMERS
8.1Disclaimers.
(a)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV, (I) NEITHER SELLER NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) EACH OF SELLER AND THE COMPANY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF BUYER’S OR BUYER’S AFFILIATES’ RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, DIRECTOR, OFFICER, MANAGER, PARTNER, EQUITY HOLDER, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). BUYER ACKNOWLEDGES AND AGREES THAT NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE MEMBERSHIP UNITS OR THE ASSETS OF THE COMPANY THAT IS NOT EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EXCEPT IN THE EVENT THAT SUCH FAILURE OR OMISSION WAS KNOWN OR SHOULD HAVE BEEN KNOWN BY THE SELLER INDEMNIFIED PARTIES AND SUCH FAILURE OR OMISSION WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY OR ITS OPERATIONS.
(b)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV, AND WITHOUT LIMITING THE GENERALITY OF SECTION 8.1(a), (A) NEITHER SELLER NOR THE COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, (B) EACH OF SELLER AND THE COMPANY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE COMPANY, (II) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (III) ANY IMPLIED OR EXPRESS WARRANTY OF

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FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (IV) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF THE COMPANY.
(c)OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN SECTION 4.12 AND THE OTHER SECTIONS REFERENCED THEREIN, BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER INDEMNITEE IS MAKING AND (II) NO BUYER INDEMNITEE IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.
(d)FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’) METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY APPLICABLE TAX RETURN.
(e)SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 8.1 ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES OF ANY LAW.
ARTICLE IX
INDEMNIFICATION AND SURVIVAL
9.1General Indemnification Obligation. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing:
(a)The Seller will indemnify, defend and hold harmless Buyer, its Affiliates (including the Company), and their respective directors, officers, managers, employees, agents, advisers and representatives (each, a “Buyer Indemnitee”) from and against, and pay and reimburse the Buyer Indemnitees for, any Covered Losses resulting from, arising out or otherwise in respect of: (i) any inaccuracy of any representation or warranty made by the Seller herein (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement; (ii) any failure by the Seller to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof; and (iii) any Specified Liability.

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(b)Buyer will indemnify, defend and hold harmless the Seller, their respective Affiliates, and their respective directors, officers, managers, employees, agents, advisers and representatives (each, a “Seller Indemnitee”) from and against, and pay and reimburse the Seller Indemnitees for, any Covered Losses resulting from, arising out of or otherwise in respect of (i) any inaccuracy of any representation or warranty made by Buyer herein (including any Exhibit attached hereto) or under any Ancillary Agreement, (ii) any failure by Buyer to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof and (iii) Buyer’s breach of its obligations under the Reclamation Agreement.
(c)Any indemnification of a Buyer Indemnitee pursuant to Section 9.1(a) or Seller Indemnitee pursuant to Section 9.1(b) shall be effected by bank wire transfer or transfers of immediately available funds (i) in the case of a Buyer Indemnitee, from the Seller to an account designated by the applicable Buyer Indemnitee to the Seller within five (5) days after the final determination or settlement thereof, and (ii) in the case of a Seller Indemnitee, from Buyer to an account designated by the Seller to Buyer within five (5) days after the final determination or settlement thereof.
(d)On the Closing Date, Seller shall deposit an amount equal to $[*] (the “Indemnity Fund”) into an escrow account mutually agreed to by Seller and Buyer. Subject to Section 9.2, the Indemnity Fund shall be applied in accordance with the terms of this Agreement to pay amounts owing or payable in respect of the Specified Liabilities provided that Buyer shall be entitled to assert a claim pursuant to this Article IX in excess of the Indemnity Fund for any Losses exceeding the Indemnity Fund that relate to the Specified Liabilities. Subject to Section 9.1(a) and Section 9.3, any portion of the Indemnity Fund that has not been paid to Buyer or been made subject to a Liability Claim shall be released to Seller eighteen (18) months after the Closing Date. Buyer shall pay for all costs related to the escrow account for the Indemnity Fund.
9.2Notice and Opportunity to Defend.
(a)As soon as is reasonably practicable after the Seller, on the one hand, or Buyer, on the other hand, become aware of any claim that it has under Section 9.1 that may result in a Covered Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Covered Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
(b)The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Indemnifying

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Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (ii) the Liability Claim solely seeks (and continues to solely seek) monetary damages; and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Liability Claim in accordance with the terms set forth in this Agreement (the conditions set forth in the foregoing clauses (i) through (iii), collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim at the expense of the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (x) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all Liability and Covered Losses in respect of such Liability Claim, (y) grants any injunctive or equitable relief, or (z) may adversely affect the business of the Indemnified Party. The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.
(c)In the event that Buyer asserts a Liability Claim in respect of [*] and Seller at that time satisfies the Litigation Conditions and elects to do so within thirty days of receipt of such claim, Seller shall be entitled to seek recovery at its own expense in respect of such claim [*], for a period not to exceed one year from such election, which shall constitute a tolling period for Buyer’s Liability Claim. The conditions that apply to defense of a claim under Section 9.2(b) shall apply to Seller’s prosecution of any such claim. Any such prosecution shall be conducted promptly, with diligence and with professional skill through outside attorneys selected by Seller and approved by Buyer in its reasonable discretion. In the event that Seller has not prevailed in its prosecution and paid the indemnity amount to Buyer after one year from Seller’s election to so prosecute, the provisions of Section 9.1(a)(iii) shall apply.

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9.3Survival; Limitations.
(a)All of the representations and warranties of the Seller and Buyer contained in Article IV and Article V, respectively, will survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter, which time period shall serve as a contractual statute of limitations for indemnification claims, except that the Fundamental Representations will not expire. Any Claims Notice with respect to any claim for indemnification pursuant to this Agreement must be given by the Indemnified Party to the Indemnifying Party prior to the twelve (12) month anniversary of the Closing Date (other than with respect to the Specified Liabilities which will survive the Closing hereunder and continue in full force and effect for a period expiring six (6) months following the last day of any applicable statute of limitations and with respect to fraud as set forth in clause (b)), and any such Claims Notice given prior to such date may continue to be asserted and shall continue to be indemnified against thereafter. In each case, any claim not made within the applicable time period shall be irrevocably and unconditionally released and waived by the party entitled to make such claim at the expiration of such time period, whether or not a longer period would be permitted by applicable Law. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer or by reason of the fact that Buyer or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate or incorrect in any respect. For all purposes of (i) determining whether there has been any misrepresentation of or inaccuracy in the representations and warranties contained in this Agreement and (ii) calculating Covered Losses hereunder, any “material,” “materiality,” “Material Adverse Effect” or similar qualification in such representations and warranties shall be disregarded.
(b)No claim of Buyer or the Buyer Indemnities through Buyer for breaches of non-Fundamental Representations pursuant to Section 9.1(a) shall be made hereunder unless the amount of such claim exceeds an amount equal to [*] Dollars ($[*]) (each a “Minimum Claim Amount”). In addition, no claim of Buyer or the Buyer Indemnified Parties through Buyer for breaches of non-Fundamental Representations pursuant to Section 9.1(a) shall be made hereunder until the total of all claims exceeds [*] Dollars ($[*]) (the “Deductible”), and Seller’s obligations under Section 9.1(a) for such breaches shall be limited to the amount by which the aggregate amount of such claims exceeds the Deductible. In no event will Seller’s aggregate liability under Section 9.1(a) for breaches of non-Fundamental Representations exceed the Cap Amount, except in the event of fraud, in which event no liability cap or limitation period shall apply.
9.4Adjustment to Purchase Price. Any payments made pursuant to Section 2.4 and Section 9.1 shall be treated as adjustments to the Purchase Price, except as otherwise required by applicable Law.
9.5Insurance Recoveries. The amount of any indemnification provided under Section 9.1(a) or Section 9.1(b) shall be net of any amounts actually recovered by the indemnified party under insurance policies. To the extent that any of the insurance policies of the Company existing as of the Closing may, in the Indemnifying Party’s reasonable judgment, provide coverage relating to any Liability Claim, then following the Indemnifying Party’s written request, the Indemnified Party agrees to submit (or assist the Indemnifying Party in submitting) such Liability Claim to the relevant carrier for coverage under any such applicable insurance policy and reasonably cooperate to provide such documentation, information, forms and other

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paperwork as may be reasonably requested by such carrier in connection with its evaluation and/or defense of such Liability Claim. The Indemnified Party shall remit to the Indemnifying Party any such insurance proceeds that are paid to and actually received by the Indemnified Party (less any applicable expenses) with respect to Covered Losses for which the Indemnified Party has been previously compensated by the Indemnifying Party pursuant to Section 9.1; provided, however, that nothing herein shall require the Indemnified Party to (i) seek any payment under any such insurance policy in respect of any Covered Losses in lieu of (or prior to) seeking indemnification under Section 9.1, (ii) commence litigation to recover proceeds under any such insurance policy or (iii) pursue any self-insurance set asides that may otherwise be available in respect of such Liability Claim. Any amounts recovered by an Indemnified Party under the foregoing insurance policies shall not count against or otherwise affect the Deductible or the Cap Amount.
9.6Contribution and Waiver. From and after the Closing, Seller shall not seek indemnification or contribution from the Company (including by reason of the fact that he or it was a manager, officer, employee or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity) for any breaches or in respect of any other payments required to be made by the Seller pursuant to this Agreement or the Ancillary Agreements.
ARTICLE X
TERMINATION
10.1Termination of Agreement. This Agreement may be terminated:
(a)by mutual written consent of the Buyer and the Seller at any time prior to the Closing;
(b)by Buyer or the Seller, if the Closing has not occurred within one year after the date hereof (the “Termination Date”), unless the failure of such consummation shall be due to the failure of the party wishing to terminate to comply in all material respects with the agreements and covenants contained herein;
(c)by the Seller if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) ten (10) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date;
(d)by Buyer if there shall have been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and which shall not have been cured prior to the earlier of (i) ten (10) Business Days following notice of such misrepresentation or breach and (ii) the Termination Date; or
(e)by either the Seller or Buyer, by written notice to the other, in the event that any Governmental Authority will have issued a final, non-appealable Order, or adopted any applicable Law, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

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The party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other party.
10.2Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate and none of the parties will have any Liability to the other parties hereto other than under this Section 10.2 and Article IX, which provisions will survive termination and remain in full force and effect without any limitation whatsoever; provided, however, that nothing herein shall relieve any party from Liability for any willful and material breach hereof.
ARTICLE XI
MISCELLANEOUS
11.1Notices. Buyer and Seller each hereby appoint the authorized representative (“Authorized Representative”) set forth in this Section 11.1 to receive notice on behalf of Buyer and Seller. Any notice, required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the Authorized Representative of Buyer or Seller (as hereinafter provided). All notices shall be delivered pursuant to the following information:

If to the Buyer:
Caddo Creek Resources Company, L.L.C.
5340 Legacy Drive, Suite 300
Plano, Texas 75024
Attention: John Neumann, Vice President, General Counsel & Secretary
Facsimile No.: (972) 387-1031
Phone: 972-448-5463
Email: John.Neumann@nacco.com

If to the Seller:	ADA Carbon Solutions (Operations), LLC Attn: General Counsel 8051 E. Maplewood, Suite 210 Greenwood Village, CO 80111
For purposes of this Section 11.1, notice shall be deemed to be “actually delivered” (i) when delivered personally to the Authorized Representative, (b) when sent to the Authorized Representative or by electronic mail (provided such notice is also sent via US Mail or by reputable express courier services (charges prepaid)) if delivered during normal business hours of the Authorized Representative, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the Authorized Representative by reputable express courier service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the Authorized Representative by certified or registered mail, return receipt requested and postage prepaid. Such notices shall be sent to the address provided for the Authorized Representative pursuant to this Section 12.1 or to such other address as any party hereto may, from time to time, designate in a notice delivered pursuant to the terms of this Article XI.
Each party shall have the right to change its Authorized Representative by giving ten (10) days’ advance notice to the other party.

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11.2Waivers, Remedies and Amendments. The remedies provided for in this Agreement are the exclusive remedies of the parties for violation of the terms and conditions of this Agreement. No party shall seek, and each party hereby waives the right to seek, and agrees to prevent its Affiliates from seeking, any other remedies, whether available at law, in equity or otherwise, except where expressly provided for by the terms of this Agreement. Except as set forth in this Section 11.2, each party hereby agrees that only the actual damages suffered by a party shall be sought and may be recovered, and that none of the following types of damages shall be sought or recovered: consequential, indirect, exemplary and punitive damages, lost profits or revenues, and all similar types of damages and remedies.
Any modification or amendment of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed by the parties.
11.3Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.
11.4Dispute Resolution. Except as otherwise provided in this Agreement, any dispute between the parties arising out of this Agreement (including failure to agree on matters slated to be determined by mutual agreement) for which the ultimate resolution is not expressly provided by this Agreement shall be resolved as follows. Authorized Representatives of the Parties shall first make a diligent good faith attempt to resolve the dispute by mutual agreement. If the initial Authorized Representatives of the parties fail to resolve the dispute within fourteen (14) days, senior representatives from each party will meet to resolve the dispute. If the senior representatives are unable to resolve the dispute in fourteen (14) days, such dispute shall be subject to the remaining provisions below and in Section 11.3.
THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN DALLAS COUNTY, TEXAS. THE PARTIES MUTUALLY AGREE THAT THIS AGREEMENT IS A "MAJOR TRANSACTION" WITHIN THE MEANING OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE § 15.020.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.4.

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11.5Headings Not to Affect Construction; Gender. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same. As used herein, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever appropriate
11.6Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof unless it substantially and adversely affects the value of this Agreement to one of the parties; and in the absence of any such substantial and adverse effect, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted
11.7Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses in connection with the authorization, preparation, execution, and delivery of this Agreement and the Ancillary Agreements, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.
11.8Attorneys’ Fees. Should Buyer or Seller employ an attorney or attorneys to institute a legal proceeding against the other party for the purpose of enforcing any of the provisions hereof or protecting its interest in any manner arising under this Agreement, the non-prevailing party in any such proceeding (the finality of which is not legally contested) shall pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorney’s fees, expended or incurred by such prevailing party in connection with such proceeding; provided that the total amount so paid to the prevailing party in any such proceeding shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).
11.9Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of its rights, interests or obligations may be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, except that Buyer may assign all or any part of its rights, obligations and duties under this Agreement or under any Ancillary Agreement to any one or more of its Affiliates, provided that no such assignment shall in any way release Buyer from any of its Liabilities under this Agreement.
11.10Third Party Beneficiaries. This Agreement is not intended, and shall not be construed, to give any Person other than Buyer and the Seller, and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby.

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11.11Preparation. This Agreement has been negotiated at arms’ length, and each party has had the opportunity to be represented by independent legal counsel in this transaction. Accordingly, each party waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it.
11.12Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
11.13Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
11.14Signature. This Agreement may be executed in any number of counterparts, any of which may be delivered via PDF, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.
11.15Proprietary and Confidential Data; Public Disclosures.
(a)Each party has and shall furnish the other party with data or other information which is proprietary and/or confidential. The receiving party shall have the right to use or disclose to third parties such proprietary and/or confidential data only, in its sole best judgment, for the purposes of licensing, construction, operation or maintenance as is required by applicable Law and does not have the right to publish or otherwise disclose it to third parties for any reason without written approval of the disclosing party. If a dispute arises between the parties with respect to any work, either party may disclose the other’s proprietary and/or confidential data on a confidential basis to any expert; provided, that such expert sign a statement agreeing not to further disclose such proprietary and/or confidential data.
(b)Proprietary and confidential information shall not include, however, information of either party that (i) is already in the public domain through no act of the party that received such information from the disclosing party, as demonstrated by written or other tangible evidence, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving party or its Authorized Representative(s), or (iii) becomes available to the receiving party on a non-confidential basis from a person other than the disclosing party (or its Authorized Representative(s)) who is not otherwise bound by a confidentiality agreement with the disclosing party and who has an independent right to such information.
(c)Notwithstanding anything in this Section 11.15 to the contrary, either party shall have the right to disclose such proprietary and/or confidential data to any Governmental Authorities when required by same but shall exert reasonable effort to secure confidential treatment of such data to be so disclosed.
(d)Neither party shall publish or release any photographs, make any announcement or release any information relating to the other party or any of its Affiliates, this Agreement or

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any discussions between the parties to any member of the public or press unless prior written consent is obtained from the other party, which consent shall not be unreasonably withheld; provided, however, that either party may disclose this Agreement and its related documents (a) to its employees, directors, shareholders, members, Affiliates, accountants, attorneys, auditors, insurers, potential investors and potential lenders, and/or (b) to any Governmental Authority having jurisdiction over such party to the extent necessary for such party to comply with its obligations to the Governmental Authority in which event such party shall notify the other party as far in advance as reasonably possible of the anticipated disclosure to such Governmental Authority; provided, further, however, that a party that has, or has an Affiliate that has, securities that are publicly traded may issue a press release or make a public disclosure without the consent of the other party to the extent that the release or disclosure is required by applicable securities laws. If a party determines that it is required by applicable securities laws to issue any such press release or make any such disclosure, it shall provide notice to the other party reasonably in advance of the release or disclosure.
(e)Nothing in this Section 11.15 shall amend, limit, or otherwise alter any other confidentiality obligations the parties may have with respect to each other pursuant to any contract, agreement, or other arrangement outside of this Agreement.
[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

CADDO CREEK RESOURCES COMPANY, L.L.C.
By: /s/ Carroll L. Dewing
Name: Carroll L. Dewing
Title: President

ADA CARBON SOLUTIONS (OPERATIONS), LLC
By: /s/ Greg Marken
Name: Greg Marken
Title: President

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Exhibit A
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assumption Agreement”) is made and delivered as of this __ day of ________, 2022 [NOTE: to be dated the Closing Date] between Caddo Creek Resources Company, L.L.C., a Nevada limited liability company (the “Buyer”), Marshall Mine LLC, a Delaware limited liability company (the “Company”), and ADA CARBON SOLUTIONS (OPERATIONS), LLC, a Delaware limited liability company (the “Seller”).
RECITALS
The Seller and the Buyer are parties to a Member Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), providing for the purchase by the Buyer of the Membership Units of Marshall Mine LLC from the Seller. Capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.
In connection with such purchase, the Purchase Agreement requires the Seller to assume and to be responsible for, pay, perform and discharge as and when due all liabilities and obligations arising under or related to any dispute based on circumstances or events occurring before the Closing Date between Panola-Harrison and the Company or the Seller, including without limitation under the Electric Service Agreement (the “Panola-Harrison Liabilities”).
This Assumption Agreement is being executed to evidence and effect the assumption of the Specified Liabilities pursuant to the Purchase Agreement.
NOW, THEREFORE, in consideration of the purchase of the Membership Units pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and conditions of the Purchase Agreement, the Seller does hereby agree with the Buyer as follows:
The Buyer and the Company hereby assign, transfer and delegate the Panola-Harrison Liabilities, to the Seller. The Seller hereby assumes and agrees to pay, perform and otherwise discharge, in accordance with their terms and when due, all of the Panola-Harrison Liabilities.
Neither this Assumption Agreement nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Seller and the Buyer. This Assumption Agreement is subject to all of the representations, warranties, covenants and indemnities set forth in the Purchase Agreement, all of which are incorporated herein by reference.
This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflicts of law rules thereof.

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This Assumption Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Assumption Agreement shall be deemed to be the delivery of an original counterpart of this Assumption Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Assumption Agreement to be executed as of the day and year first above written.

BUYER:

CADDO CREEK RESOURCES COMPANY, L.L.C.

By: _____________________________________
Name:
Title:

COMPANY:

MARSHALL MINE LLC

By: _____________________________________
Name:
Title:

SELLER:

ADA CARBON SOLUTIONS (OPERATIONS), LLC

By: _____________________________________
Name:
Its:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Exhibit B
Purchase Price Adjustment Schedule

If the Closing Date occurs after January 1, 2023 and before the Termination Date, then the reduction of the Purchase Price paid by Seller is as follows:

1/1-2/1	2/2-3/1	3/2-4/1	4/2-5/1	5/2-6/1	6/2-7/1	7/2-8/1	8/2-9/1
$ 188,487.47	$ 206,705.57	$ 222,711.70	$ 370,422.90	$ 386,028.89	$ 401,968.73	$ 524,734.49	$ 539,213.11

As an example, if Closing Date occurs on March 15, 2023, the adjustment calculation pursuant to Section 2.3(c)(iv) would be $2,406,504.76 minus $222,711.70, resulting in $2,183,793.06.